UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                DUANE READE INC.
                 -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                         -------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          ___________

     (2)  Aggregate number of securities to which transaction applies:
          __________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ______________

     (4)  Proposed maximum aggregate value of transaction: ______________

     (5)  Total fee paid: ____________

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: ____________

     (2)  Form, Schedule or Registration Statement No.: ____________

     (3)  Filing Party: __Duane Reade Inc.___

     (4)  Date Filed: _____February 19, 2004__________

                                     For:          Duane Reade Inc.
                                     Approved By:  John Henry
                                                   (212) 273-5746
                                                   SVP - Chief Financial Officer
                                     Contact:      Cara O'Brien/Lila Sharifian
                                                   Press: Stephanie Sampiere
                                                   (212) 850-5600
                                                   Financial Dynamics
FOR IMMEDIATE RELEASE
---------------------

DUANE READE INC. REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS

  ~ FOURTH QUARTER AND FULL YEAR DILUTED EPS OF $0.12 AND $0.49 RESPECTIVELY ~

           New York, New York, February 19, 2004 - Duane Reade Inc. (NYSE: DRD) today reported sales and earnings for the fourth quarter and full year ended December 27, 2003.

FOURTH QUARTER RESULTS
----------------------

           As previously announced, net sales increased 7.7% to $356.4 million from $331.1 million in the same quarter last year. Net sales reflect an 11.9% rise in pharmacy sales, comprising 43.7% of sales, offset by the adverse impact of two December snow storms that disrupted seasonal business and contributed to delayed openings of new stores. Same-store sales increased 3.0%, reflecting a 7.0% increase in pharmacy same-store sales and a 0.1% increase in front-end same-store sales. Front-end same-store sales were favorably impacted by approximately 0.5% due to an increase in the number of 24-hour stores and expanded holiday hours.

           In line with recently updated guidance, net income for the quarter was $2.8 million, or $0.12 per diluted share, compared to $9.5 million, or $0.39 per diluted share, last year. The fourth quarter of 2003 includes a charge of $0.6 million, or $0.02 per diluted share, representing costs associated with the planned acquisition of the Company by an affiliate of Oak Hill Capital Partners, L.P. The prior year's fourth quarter included pre-tax debt extinguishment income of $2.1 million, or $0.05 per diluted share.

           Gross margin for the quarter was 21.7% compared with 22.9% in the same period last year. The decline was primarily attributable to the increased proportion of lower margin pharmacy sales, lower overall pharmacy margins attributable to reductions in NY Medicaid prescription reimbursement rates enacted earlier in the year, and lower margins on generic medications. Store level occupancy expenses were higher as a percent of sales, reflecting a lower rate of sales growth and increased New York City real estate taxes that became effective in January 2003. The final full-year LIFO provision resulted in a fourth quarter increase in margin of $0.1 million, compared to an increase in margin of $1.3 million in the previous year's fourth quarter.

           Fourth quarter selling, general and administrative expenses were 17.1% of sales versus 16.1% of sales in the comparable period of 2002. The increase is primarily attributable to a lower rate of sales growth, higher legal and litigation- related expenses, a portion of which relates to the World Trade Center business interruption insurance claim, higher labor costs to support expanded store operating hours and increased promotional and advertising expenses.

           During the quarter, the Company opened three new stores and closed one store compared to eight new store openings and one store closing in the same period last year. As of December 27, 2003, the Company operated a total of 241 stores.

FISCAL 2003 RESULTS
-------------------

           As previously announced, sales for the full year increased 8.6% to $1.384 billion from $1.274 billion in the previous year. During the twelve month period, same store sales increased 2.7%, with a same-store sales increase of 7.5% in pharmacy. Front-end same-store sales declined by 0.8%.

           Net income for the full year was $11.9 million, or $0.49 per diluted share, which includes pre-tax debt extinguishment costs of $0.8 million, or $0.02 per diluted share, and the aforementioned transaction costs incurred in the fourth quarter. The effective tax rate for fiscal 2003 was 40.0%, compared to 36.3% in the previous year, reflecting changes in New York state tax legislation enacted in the second quarter of 2003 that had retroactive application to January 1, 2003. In comparison, 2002 income before the cumulative effect of an accounting change was $24.8 million, or $1.01 per diluted share. Including the cumulative effect of the accounting change, fiscal 2002 net income was $15.6 million, or $0.63 per diluted share. The fiscal 2002 results included pre-tax debt extinguishment costs of $11.4 million, or $0.27 per diluted share, partially offset by the receipt of an initial payment of the Company's business interruption insurance claim of $9.4 million, or $0.23 per diluted share.

           Full year gross margin was 21.4% versus 22.5% last year, reflecting the increased proportion of lower margin pharmacy sales, reductions in New York Medicaid prescription reimbursement rates, reductions in gross margins on generic prescriptions and higher store occupancy costs resulting in part from lower sales growth and the aforementioned New York City real estate tax increase. LIFO reduced gross margin in 2003 by $0.4 million, compared to an increase in gross margin in 2002 of $0.1 million.

           Selling, general and administrative expenses were 16.5% of sales, compared to 15.6% of sales in the previous year. The higher expense ratio is primarily attributable to a lower rate of same-store sales growth, increased professional and litigation-related legal costs, increased costs for store labor related to expanded operating hours, a new shelf labeling system implemented during the second half of the year and increases in pharmacist wage rates. Also reflected are higher promotional and advertising expenses, increased costs associated with the large number of immature one-hour photo departments, increased credit and debit card processing fees and higher insurance costs.

           For the full year, the Company opened a total of 17 stores and closed four locations, compared with 32 new stores opened and four stores closed in 2002.

           Commenting on the Company's results, Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, stated, "The fourth quarter and year-end results reflect the sustained challenges in the metro New York market as well as the shifting trends in the industry. We are continuing to invest our energies and strategies to improve the longer term prospects for our business by providing improved convenience and service for our customers."

           With respect to the acquisition of the Company by an affiliate of Oak Hill Capital Partners, L.P. that was announced on December 22, 2003, the Company expects to file a preliminary proxy statement this month, which will be subject to the review and approval of the Securities and Exchange Commission. A special meeting of the Company's stockholders will be scheduled as soon as practical to approve this transaction, which is expected to close during the second quarter.

           The Company will hold a conference call today, Thursday, February 19, 2004, at 10:00AM Eastern Time to discuss its financial results for the fourth quarter of 2003. A live web cast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com) and the call will be archived on the website until March 11, 2004. Additionally, a replay of the conference call will be available from 12:00PM Eastern Time on February 19, 2004 until 12:00PM Eastern Time on February 25, 2004. The replay can be accessed by dialing (888) 276-5316.

           Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photo finishing. As of December 27, 2003, the Company operated 241 stores. Duane Reade maintains a website at http://www.duanereade.com.

IMPORTANT INFORMATION

           In connection with the acquisition of the Company by Oak Hill, Duane Reade intends to file relevant materials with the Securities and Exchange Commission (the "SEC"), including a proxy statement, and the acquiring entities will file other relevant documents with the SEC. BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, HOLDERS OF DUANE READE COMMON STOCK ARE URGED TO READ THEM, IF AND WHEN THEY BECOME AVAILABLE. When filed with the SEC, they will be available for free (along with any other documents and reports filed by Duane Reade with the SEC) at the SEC's website, www.sec.gov, and Duane Reade stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Duane Reade. Such documents are not currently available.

PARTICIPANT INFORMATION

           Duane Reade Shareholders, LLC, Duane Reade Holdings, Inc. and Duane Reade Acquisition Corp. were formed as the acquiring entities at the direction of the equity sponsors, which currently include Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P. and certain members of Duane Reade's management. Andrew J. Nathanson and Tyler J. Wolfram are the initial directors of each newly formed Delaware corporation. These entities and their directors and officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. As of the date of this communication, Mr. Nathanson has an indirect interest (through his participation in an investment partnership) of less than 1% in the outstanding shares of the common stock of Duane Reade and none of the other foregoing participants has any direct or indirect interest, by security holdings or otherwise, in Duane Reade.

           Duane Reade and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for Duane Reade's 2003 annual meeting of stockholders filed with the SEC on April 10, 2003 and the Form 4s filed by Duane Reade's directors and executive officers since April 10, 2003. Stockholders may obtain additional information regarding the interests of such participants by reading the proxy statement relating to the proposed transaction when it becomes available.

           Except for historical information contained herein and statements relating to the acquisition of the Company by Oak Hill, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections relating to, among other things, the acquisition of the Company by Oak Hill that constitute "forward looking" statements as defined under U.S federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in Duane Reade's reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and the current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.
                                --TABLES FOLLOW--

                                Duane Reade Inc.
                      Consolidated Statements of Operations
                    (In thousands, except per share amounts)

                                                                          For the 13 Weeks Ended         For the 52 Weeks Ended
                                                                    ------------------------------  ----------------------------
                                                                      December 27,    December 28,   December 27,   December 28,
                                                                          2003           2002           2003              2002
                                                                    ---------------  -------------  -------------  -------------
Net sales                                                                $ 356,430      $ 331,075    $ 1,383,828    $ 1,274,451
Cost of sales                                                              278,969        255,364      1,087,092        988,033
                                                                    ---------------  -------------  -------------  -------------
Gross profit                                                                77,461         75,711        296,736        286,418
                                                                    ---------------  -------------  -------------  -------------
Selling, general & administrative expenses                                  60,778         53,434        227,910        198,513
Transaction expenses (1)                                                       644              -            644              -
Insurance recovery                                                               -              -              -         (9,378)
Depreciation and amortization                                                8,462          6,557         32,335         26,935
Store pre-opening expenses                                                     264            477          1,063          2,086
                                                                    ---------------  -------------  -------------  -------------
                                                                            70,148         60,468        261,952        218,156
                                                                    ---------------  -------------  -------------  -------------
Operating income                                                             7,313         15,243         34,784         68,262
Interest expense, net                                                        3,666          3,550         14,117         17,925
Debt extinguishment (2)                                                          -         (2,061)           812         11,371
                                                                    ---------------  -------------  -------------  -------------
Income before income taxes and cumulative
 effect of accounting change                                                 3,647         13,754         19,855         38,966
Income taxes                                                                   804          4,291          7,936         14,127
                                                                    ---------------  -------------  -------------  -------------
Income before cumulative effect of accounting change                         2,843          9,463         11,919         24,839
Cumulative effect of accounting change, net of income taxes                      -              -              -         (9,262)
                                                                    ---------------  -------------  -------------  -------------
Net income                                                                 $ 2,843        $ 9,463       $ 11,919       $ 15,577
                                                                    ===============  =============  =============  =============


Net Income (Loss) Per Common Share - Basic (3):

      Income before cumulative effect of accounting change                  $ 0.12         $ 0.39         $ 0.50         $ 1.04
      Cumulative effect of accounting change, net of income taxes                -              -              -          (0.39)
                                                                    ---------------  -------------  -------------  -------------
      Net income                                                            $ 0.12         $ 0.39         $ 0.50         $ 0.65
                                                                    ===============  =============  =============  =============

      Weighted average common shares outstanding                            24,058         23,961         24,043         23,852
                                                                    ===============  =============  =============  =============


Net Income (Loss) Per Common Share - Diluted (3):

      Income before cumulative effect of accounting change                  $ 0.12         $ 0.39         $ 0.49         $ 1.01
      Cumulative effect of accounting change, net of income taxes                -              -              -          (0.38)
                                                                    ---------------  -------------  -------------  -------------
      Net income                                                            $ 0.12         $ 0.39         $ 0.49         $ 0.63
                                                                    ===============  =============  =============  =============

      Weighted average common shares outstanding                            24,415         24,430         24,427         24,563
                                                                    ===============  =============  =============  =============

 (1) Transaction expenses represent costs associated with the planned acquisition of the Company by an affiliate of Oak Hill Capital Partners, L.P.

 (2) In accordance with the provisions of FAS 145, gains and losses associated with the extinguishment of debt have been reclassified from "Extraordinary items" to "Debt extinguishment."

 (3) Earnings per share amounts are calculated based on the weighted average shares outstanding and may not add due to rounding.

                                Duane Reade Inc.
                           Consolidated Balance Sheets
                                 (In thousands)

                                                                                December 27,                December 28,
                                                                                    2003                       2002
                                                                              -----------------           ----------------
Current Assets
      Cash                                                                             $ 1,252                    $ 4,183
      Receivables  (1)                                                                  53,689                     62,008
      Inventories (2)                                                                  259,765                    220,338
      Current Portion of Deferred Taxes                                                  8,150                      5,416
      Prepaid Expenses and Other Current Assets (3)                                     19,504                     16,006
                                                                              -----------------           ----------------
        Total Current Assets                                                           342,360                    307,951

Property and Equipment, net                                                            189,469                    169,507
Goodwill, net                                                                          161,318                    160,403
Deferred Taxes                                                                               -                      6,489
Other Assets (4)                                                                        88,836                     85,173
                                                                              -----------------           ----------------
        Total Assets                                                                 $ 781,983                  $ 729,523
                                                                              =================           ================

Current Liabilities
      Accounts Payable (5)                                                            $ 85,258                   $ 57,776
      Accrued Expenses                                                                  29,122                     29,645
      Current Portion of Senior Debt and Capital Leases (6)                                422                      4,434
                                                                              -----------------           ----------------
        Total Current Liabilities                                                      114,802                     91,855

Other Liabilities (7)                                                                   50,315                     42,493
Deferred Taxes                                                                             212                          -
Long Term Debt and Capital Leases (8)                                                  272,489                    265,307
                                                                              -----------------           ----------------
        Total Liabilities                                                              437,818                    399,655
                                                                              -----------------           ----------------

Total Stockholders' Equity                                                             344,165                    329,868
                                                                              -----------------           ----------------

        Total Liabilities and Stockholders' Equity                                   $ 781,983                  $ 729,523
                                                                              =================           ================

Certain prior year amounts have been reclassified to conform to the current year's presentation.


(1) Includes third party pharmacy receivables of $33,672 and $33,532 at December 27, 2003 and December 28, 2002, respectively.

(2) Inventory increase of $39,427 from December 28, 2002 is attributable to the operation of 13 additional stores and the timing of both pharmacy and front-end inventory purchases versus the previous year.

(3) Increase in prepaids and other current assets from December 28, 2002 is primarily due to an increase in the amount of prepaid rent expense and an increase in the prepaid portion of the Company's annual insurance premiums, partially reduced by the receipt of insurance settlements related to certain property loss claims.

(4) Increase in other assets from December 28, 2002 is primarily due to the payment of premiums for an executive split dollar life insurance policy.

(5) Increase in accounts payable from December 28, 2002 is primarily due to the timing of both pharmacy and front-end inventory purchases versus the previous year.

(6) Decrease in current portion of debt from December 28, 2002 reflects repayment of outstanding term loans resulting from the new asset-based credit agreement entered into by the Company in July 2003.

(7) Increase in other liabilities from December 28, 2002 is primarily due to the deferred rent impact of new stores added during the year.

(8) Increase in non-current portion of debt from December 28, 2002 reflects increased borrowings on the Company's revolving credit facility, a portion of which was used for repayment of outstanding term loans that were classified as current portion of long term debt at December 28, 2002.

                                Duane Reade Inc.
                                 Operating Data
                             (Dollars in thousands)
                                   (Unaudited)

                                                                13 Weeks Ended                           52 Weeks Ended
                                                   ----------------------------------------    -----------------------------------
                                                     December 27,           December 28,         December 27,        December 28,
                                                         2003                   2002                 2003                2002
                                                   -----------------      -----------------    ------------------   --------------
EBITDA (1)                                            $ 18,490               $ 23,629              $ 76,214           $ 104,787
EBITDA as a percentage of net sales                       5.2%                   7.1%                  5.5%                8.2%
Capital expenditures                                   $ 6,513               $ 11,199              $ 41,036            $ 47,599
Same-store sales growth                                   3.0%                   3.8%                  2.7%                4.8%
Pharmacy same-store sales growth                          7.0%                   8.0%                  7.5%               12.1%
Front-end same-store sales growth                         0.1%                   0.8%                 -0.8%                0.0%
Pharmacy sales as a % of net sales                       43.7%                  42.0%                 43.6%               41.8%
Third Party sales as a % of pharmacy sales               91.7%                  90.4%                 91.4%               90.2%
Average weekly prescriptions filled per store (2)          897                    890                   929                 932
Number of stores at end of period                                                                       241                 228
Retail square footage at end of period                                                            1,714,601           1,577,980
Average store size (sq.ft.) at end of period                                                          7,115               6,921


(1) As used in this report, EBITDA means earnings before interest, income taxes, depreciation, amortization, transaction expenses, debt extinguishment costs, extraordinary charges, non-recurring charges and other non-cash items (primarily deferred rents). We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. A reconciliation of EBITDA to both net income and cash flow provided by operating activities is provided on the following page of this release.

(2) Comparative stores only, does not include new stores.

                                Duane Reade Inc.
                   Reconciliation of EBITDA to Net Income and
                    Net Cash Provided by Operating Activities
                             (Dollars in thousands)

                                                           For the 13 Weeks Ended                 For the 52 Weeks Ended
                                                     ------------------------------------   -----------------------------------
                                                      December 27,        December 28,       December 27,       December 28,
                                                          2003                2002               2003               2002
                                                     ----------------    ----------------   ----------------   ----------------
EBITDA                                                      $ 18,490            $ 23,629           $ 76,214          $ 104,787

Depreciation and amortization                                 (8,462)             (6,557)           (32,335)           (26,935)
Deferred rent                                                 (2,071)             (1,829)            (8,451)            (9,590)
Transaction expenses                                            (644)                  -               (644)                 -
Debt extinguishment                                                -               2,061               (812)           (11,371)
Interest expense                                              (3,666)             (3,550)           (14,117)           (17,925)
Income taxes                                                    (804)             (4,291)            (7,936)           (14,127)
Cumulative effect of accounting change, net                        -                   -                  -             (9,262)
                                                     ----------------    ----------------   ----------------   ----------------
Net income                                                   $ 2,843             $ 9,463           $ 11,919           $ 15,577
                                                     ----------------    ----------------   ----------------   ----------------

Net income                                                   $ 2,843             $ 9,463           $ 11,919           $ 15,577
Adjustments to reconcile net income to cash
     provided by operating activities:
  Depreciation and amortization of property                    5,712               4,290             21,574             18,170
  Amortization of intangibles and deferred
    financing costs                                            3,226               2,806             12,697             10,666
  Deferred tax provision                                      (1,739)             (3,564)             3,967              6,684
  Cumulative effect of accounting change, net                      -                                                     9,262
  Non-cash rent expense and other                              2,071                 372              9,181             10,572
Changes in operating assets and liabilities
  (net of effect of acquisitions):
  Receivables                                                  9,436              (4,861)             8,319             (4,323)
  Inventories                                                (15,541)              2,919            (38,308)           (13,639)
  Accounts payable                                            15,425               3,269             27,482            (11,312)
  Prepaid and accrued expenses                                (1,422)              6,558             (1,681)             6,857
  Other assets/liabilities, net                               (2,331)              1,620             (7,706)            (5,977)
                                                     ----------------    ----------------   ----------------   ----------------
Cash provided by operating activities                       $ 17,680            $ 22,872           $ 47,444           $ 42,537
                                                     ----------------    ----------------   ----------------   ----------------

                                       ##